Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
April 25, 2007	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Significant Revenue and Earnings Growth in First Quarter

Raises Non-GAAP Earnings Guidance for the Year

CAMBRIDGE, Mass. — Genzyme Corporation (Nasdaq: GENZ) reported today that first-quarter revenue increased 21 percent to a record $883.2 million, up from revenue of $730.8 million in the same period a year ago.   The increase was driven by strong growth across most product areas.

GAAP net income rose 57 percent in the quarter to $158.2 million, up from $101.0 million in last year’s first quarter, reflecting higher revenue, an improved gross margin, and continued expense control.  GAAP earnings rose 54 percent to $0.57 per diluted share, up from $0.37.

Non-GAAP net income in the first quarter grew 35 percent to $210.7 million, compared with $156.5 million in the same period last year.  Non-GAAP earnings grew 33 percent to $0.78 per diluted share, compared with $0.59 in the first quarter a year ago.  Non-GAAP figures exclude a gain on the sale of an investment, along with amortization and stock-compensation expenses and the effect of contingent convertible debt.

Genzyme is confident that it will sustain this strong performance through the year and is therefore increasing its non-GAAP earnings guidance for 2007 to $3.20-$3.30 per diluted share, up from previous guidance of $3.05-$3.15 per diluted share.  With this

increase, the company will fully absorb the dilution created by last year’s acquisition of AnorMED Inc.   For the second quarter of this year, Genzyme anticipates non-GAAP earnings per diluted share in the low $0.80s.

Genzyme’s cash flow remains particularly strong.  In the first quarter, the company generated approximately $231 million in cash from operations, and it increased its cash position to approximately $1.5 billion.

“We had a magnificent quarter, and our results reflect the fundamental strength of the company,” said Genzyme’s Chairman and Chief Executive Officer, Henri A. Termeer.  “We’ve begun the year with substantial momentum.  The business is performing well across the board, trial results have confirmed the promise of several late-stage programs, and we remain on track to report results from additional pivotal studies throughout the year.”

Genzyme’s bullish outlook for both this year and beyond is based on three factors:

•                  The expectation that revenue will continue to increase at a strong and sustainable rate, driven by the ongoing growth of the company’s more than a dozen standard-setting products.

•                  The confidence that operating leverage from the company’s global manufacturing and commercial infrastructure will continue to drive profitability.

•                  The company’s enthusiasm about the strength of its late-stage product pipeline, which is richer now than at any other point.

Therapeutics

Sales of Genzyme’s newest product Myozyme® (alglucosidase alfa) continue to exceed Genzyme’s expectations one year after approval.  Myozyme sales in the first quarter were $37.9 million, leading Genzyme to increase its guidance for the year to $170-$180 million, up from a previous estimate of $155-$180 million.  Myozyme is the first treatment ever developed for Pompe disease, a progressively debilitating and often fatal neuromuscular disorder.  Genzyme is making steady progress toward introducing the product throughout the world, as it has done with its three other treatments for lysosomal storage disorders.  Last week, Myozyme was approved in Japan, and Genzyme expects to launch the product there this quarter following pricing approval.  Results from the ongoing post-marketing study of Myozyme involving patients with late-onset Pompe disease will be submitted to regulatory authorities in 2008.  The trial is intended to provide further support for Myozyme’s use.

Genzyme will file this quarter for approval of a larger scale manufacturing process to supply Myozyme for the U.S. market.  An FDA decision is expected in the fourth quarter.  Production at the larger scale at the company’s Allston Landing facility—which is already approved for use in 28 countries—is intended to enable Genzyme to meet the expected demand for Myozyme in the United States going forward.  The company is taking several steps to optimize supply for the U.S. market during the review period.  Highest priority will be placed on ensuring that the treatment is available for all patients currently on therapy, and for those in most urgent medical need, including all those who are 18 years or younger.  Some will access Myozyme produced at the larger scale during the review period through a clinical program designed to allow access prior to approval of the manufacturing process.

Genzyme’s three other treatments for lysosomal storage disorders showed continued strength in the first quarter:  Sales of Fabrazyme® (agalsidase beta) for Fabry disease increased 25 percent to $100.7 million, compared with $80.5 million in the same quarter last year.  Sales of Cerezyme® (imiglucerase for injection), the standard of care for patients with Type 1 Gaucher disease, grew 10 percent to $263.8 million, compared with $239.0 million in the first quarter a year ago.  Sales of Aldurazyme® (laronidase) for MPS I grew 26 percent to $26.8 million, compared with $21.3 million in last year’s first quarter.  Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., and product sales are not included in Genzyme’s revenue figures.

Genzyme continues to invest in developing potential next-generation approaches to treating lysosomal storage disorders.  The most advanced of these is the small molecule GENZ-112638, which the company is currently studying in an international, multi-center, open-label phase 2 clinical trial involving patients with Gaucher disease.  Enrollment in the trial will likely conclude next month, and Genzyme expects preliminary findings to be available by the time of its annual Analyst Day meeting in mid-May.  The trial will help determine the potential of this compound to serve as an alternative or adjunct to enzyme replacement therapy for a number of rare diseases.  A safe and effective oral therapy would significantly alter the way physicians approach Gaucher disease.

Also within the Therapeutics area, sales of Thyrogen® (thyrotropin alfa for injection) grew 15 percent to $26.3 million compared with $23.0 million in the first quarter a year ago.   Thyrogen is currently indicated for use in diagnostic procedures involving patients being screened for thyroid cancer recurrence.  In Europe, Genzyme has won approval for the product’s use in thyroid ablation procedures, and U.S. approval for this indication is expected by year end.  To further broaden the potential use of thyrotropin alfa, Genzyme plans to initiate a phase 2 study of a novel formulation of recombinant TSH in the next several months evaluating the product’s ability to benefit patients suffering from multinodular goiter.

Renal

Within the Renal business, sales of Renagel® (sevelamer hydrochloride) grew 16 percent to $137.4 million, up from $118.7 million in the first quarter a year ago.  Renagel continues to gain market share based on its demonstrated clinical and economic benefits, and it has substantial additional growth potential over the long term.

Renagel is indicated for the control of serum phosphorus in patients with chronic kidney disease on hemodialysis.  Genzyme is making excellent progress toward introducing a second-generation version of Renagel that also may benefit patients with chronic kidney disease who have not progressed to dialysis.  The company announced last week that a clinical study of Renvela® (sevelamer carbonate), a buffered form of Renagel, achieved its primary endpoint, demonstrating a statistically significant reduction in serum phosphorus for hyperphosphatemic patients with chronic kidney disease who are not on dialysis.  Genzyme expects to gain approval for Renvela’s use in this indication next year.  The FDA is now reviewing Genzyme’s application for Renvela’s use among dialysis patients.

Genzyme’s Hectorol® (doxercalciferol) is already indicated for patients with earlier stages of chronic kidney disease, as well as those on dialysis.  This line of Vitamin D2 products for secondary hyperparathyroidism grew significantly in the first quarter compared to the same period last year.  Hectorol sales rose to $28.3 million from $18.9 million a year ago.  Hectorol is currently approved in the United States, and Genzyme is working to make the product available internationally.

The development of the novel polymer therapy tolevamer is being managed within Genzyme’s renal business unit.  Tolevamer is a compelling product candidate that could become the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem primarily affecting patients in hospitals and nursing homes.  The prevalence, impact and cost of Clostridium difficile are becoming increasingly more visible as public health officials and others look for new ways to manage this disease.  Results from the two phase 3 trials of tolevamer are expected to be available during the second half of this year.  Pending a positive outcome, the first commercial approval is anticipated in 2009.

Transplant

Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) increased 20 percent in the first quarter, rising to $39.4 million from $32.9 million in last year’s first quarter.  These products are used to treat acute rejection in organ transplant procedures.

Genzyme’s presence in the transplant field will provide an excellent platform for the anticipated introduction of Mozobil™ (plerixafor), which is designed to improve the outcome of stem-cell transplantation procedures.  Genzyme is concluding two pivotal studies of this investigational product.  Results of these studies, which involve patients with the blood cancers multiple myeloma and non-Hodgkin’s lymphoma, are anticipated around mid year.  Genzyme obtained this promising new product candidate through its acquisition of AnorMED Inc.  The company believes Mozobil may have much broader potential within the oncology field and plans to study its use as a chemosensitizing agent.  A number of other opportunities outside of oncology are being evaluated.

Biosurgery

First-quarter sales of Synvisc® (hylan G-F 20), a viscosupplement used to treat pain associated with osteoarthritis of the knee, were $53.6 million, consistent with sales of $53.3 million in last year’s first quarter.  The market for viscosupplementation products such as Synvisc is affected by price competition.  Genzyme is focused on changing the clinical and economic picture in this market with the planned introduction of a single-injection regimen, Synvisc ONE™, which has the potential to reduce the burden and cost of treatment, drive sales, and expand the market.  The company will soon request an amendment to the Synvisc product labeling in the United States and Europe to include a single-injection regimen.  In December, Genzyme reported preliminary results from a study showing that patients who received Synvisc through a single-injection regimen achieved a statistically significant improvement in pain from osteoarthritis of the knee over 26 weeks compared with those using placebo.  Currently Synvisc is delivered through three injections given at one-week intervals.

Results from the pivotal trial of hylastan™, a next-generation viscosupplement, are expected this year, and Genzyme anticipates filing for U.S. and European approval of the product later this year.  Hylastan is also designed to be administered using a single-injection regimen.

Sales of Sepra™ products increased significantly once again, rising 19 percent to $23.1 million in the first quarter, up from $19.4 million in last year’s first quarter.  Seprafilm® adhesion barrier continues to be a dynamic product, and its growing use in larger markets such as gynecologic surgery is helping to drive overall sales.   Genzyme is investing in increasing the size of its U.S. Sepra sales force to support the further growth of this product.

Genetics

Total revenue for the Genetics business increased to $66.2 million in the first quarter, 15 percent greater than revenue of $57.5 million in the first quarter a year ago.  Genzyme’s diagnostic services business continues to gain momentum, spurred by increasing market share, improved operating efficiencies, growth in its clinical trial business, and broader recognition throughout the health care industry of the value of diagnostics in improving outcomes.

Other

Revenue for Genzyme’s Diagnostic Products business is now grouped with “Other” revenue, which also includes oncology revenue, sales of pharmaceutical intermediates, and WelChol® (colesevelem hydrochloride) royalties.  Other revenue grew 26 percent in the first quarter to $82.2 million, compared with $65.4 million in the same quarter last year.

Oncology revenue was $22.4 million, 84 percent greater than $12.2 million in the first quarter a year earlier, driven in part by sales of Clolar® (clofarabine injection), which more than doubled.  Sales of Campath® (alemtuzumab) were also stronger than anticipated, and Genzyme and marketing partner Bayer Schering Pharma AG, Germany, have now applied to expand Campath’s U.S. and European labeling to include first-line treatment of B-cell chronic lymphocytic leukemia.  A label expansion to include first-line therapy would significantly increase the number of patients eligible to receive Campath, which is currently indicated for the treatment of B-CLL in patients who have been treated with alkylating agents and who have failed fludarabine therapy.

Genzyme and Bayer Schering Pharma AG, Germany, are moving ahead to complete the development of alemtuzumab for patients with multiple sclerosis.  Interim two-year data from the phase 2 clinical trial of alemtuzumab for relapsing-remitting multiple sclerosis will be presented at the American Academy of Neurology annual meeting in Boston on May 1.  Three-year data from this study are expected to be available later this year.  In addition, significant progress has been made toward the initiation of two planned phase 3 clinical trials, one involving previously untreated

patients and one involving patients receiving an approved therapy whose disease has progressed.   These phase 3 studies are expected to begin this year, following FDA clearance.

Genzyme is seeking to expand Clolar’s indication to include adult patients with acute myelogenous leukemia (AML).  The product is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.  Two trials of Clolar involving adult patients with AML are currently underway and are expected to provide substantial support for expanding the current product label, which Genzyme intends to pursue next year.

Expenses

Non-GAAP selling, general and administrative expenses were $246.3 million in the first quarter, compared with $210.9 million in the quarter a year ago.  Non-GAAP SG&A spending represented 28 percent of revenue in the quarter, down from 29 percent in the first quarter last year, reflecting the operating leverage Genzyme is gaining from its global commercial infrastructure.   GAAP SG&A expenses were $269.0 million in the quarter compared with $230.7 million in the quarter a year earlier.

Non-GAAP research and development spending rose to $146.3 million in the first quarter, up from $136.9 million in last year’s first quarter.  Genzyme’s R&D spending reflects the addition of the Mozobil program, along with spending on other late-stage development programs, offset by the termination of certain development programs and lower manufacturing process-development costs as the Waterford fill-and-finish facility has come on line.  GAAP R&D spending was $166.1 million for the quarter compared with $152.3 million in the quarter a year earlier.

GAAP SG&A and R&D figures reflect FAS 123R and FIN 46.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease and other areas of unmet medical need.

This press release contains forward-looking statements, including: earnings and revenue guidance; anticipated progress of clinical trials and regulatory filing and action estimates, including for Renvela, tolevamer, GENZ-112638, Thyrogen in thyroid ablation, TSH in multinodular goiter, Hylastan, Campath as first line treatment in B-CLL, alemtuzumab-MS, Clolar in adult AML, Mozobil in multiple myeloma and non-Hodgkin’s lymphoma and Myozyme’s post-marketing study in late onset patients; plans to file for Myozyme manufacturing approval in the US and the timing thereof; expectations regarding Genzyme’s ability to meet Myozyme demand; expected drivers of Genzyme’s future growth, as well as the growth drivers for certain products, including Synvisc, Renagel and Campath; expectations regarding the timing of the launch of Myozyme in Japan; plans to seek a Synvisc label change and the timing thereof; and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of its products and services, Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand;

Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Annual Report on Form 10-K for the period ended December 31, 2006. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of April 25, 2007 and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Thymoglobulin®, Lymphoglobuline®, Synvisc®, Campath® and Clolar® are registered trademarks and Mozobil™, Renvela™, Hylastan™ are trademarks of Genzyme Corporation or its subsidiaries.  All rights reserved.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

# # #

Conference Call Information

Genzyme Corporation will host a conference call today at 11:00 a.m. Eastern Time to discuss first-quarter financial results.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-220-4870.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on May 2, 2007.

Upcoming Events

Genzyme will host its annual Analyst and Investor Day on May 16, 2007.  The event will be Web cast live beginning at 1:00 p.m. ET, and there will be a replay available for approximately two weeks after the event.  The live Web cast and replay may be found at the investor events section of www.genzyme.com/investor.

Genzyme Corporation will host a conference call July 25 at 11:00 a.m. Eastern Time to discuss second-quarter financial results.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-220-5069.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on August 1, 2007.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended March 31, 2007

(Amounts in thousands, except per share data)

		Dilution	Gain
		Due to	on Investment
		Common Stock	in Equity		FAS 123R	Effect of	GAAP
	NON-GAAP	Equivalents	Securities	Amortization	Expense	FIN 46	As Reported
Income Statement Classification:

Total revenues	$883,183						$883,183

Cost of products and services sold	$(196,567)				$(5,896)		$(202,463)

Selling, general and administrative	$(246,322)				$(22,499)	$(200)	$(269,021)

Research and development	$(146,347)				$(12,312)	$(7,461)	$(166,120)

Amortization of intangibles	$—			$(50,017)			$(50,017)

Equity in income (loss) of equity method investments	$1,782					$3,830	$5,612

Minority interest	$81					$3,831	$3,912

Gains (losses) on investments in equity securities	$1,940		$10,848				$12,788

Other	$(525)						$(525)

Investment income	$16,219						$16,219

Interest expense	$(4,188)						$(4,188)

Summary:

Income (loss) before income taxes	$309,256	$—	$10,848	$(50,017)	$(40,707)	$—	$229,380

(Provision for) benefit from income taxes	$(98,516)	—	$(2,698)	$17,589	$12,432	—	$(71,193)

Net income (loss)	$210,740	$—	$8,150	$(32,428)	$(28,275)	$—	$158,187

Net income (loss) per share:
Basic	$0.80	$—	$0.031	$(0.123)	$(0.107)	$—	$0.60

Diluted (1)	$0.78	$(0.020)	$0.029	$(0.116)	$(0.101)	$—	$0.57

Weighted average shares outstanding:
Basic	263,476					—	263,476

Diluted (1)	270,238	9,686				—	279,924

(1)                                  GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,886K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION (GENZ)
Consolidated Statements of Operations	Three Months Ended
(Unaudited, amounts in thousands, except per share amounts)	March 31,
	2007	2006

Total revenues	$883,183	$730,842

Operating costs and expenses:
Cost of products and services sold (1)	202,463	166,950
Selling, general and administrative (1)	269,021	230,669
Research and development (1)	166,120	152,323
Amortization of intangibles	50,017	52,692
Total operating costs and expenses	687,621	602,634
Operating income	195,562	128,208

Other income (expenses):
Equity in income of equity method investments	5,612	2,246
Minority interest	3,912	2,446
Gain on investments in equity securities (2)	12,788	7,942
Other	(525)	(139)
Investment income	16,219	10,078
Interest expense	(4,188)	(4,438)
Total other income (expenses)	33,818	18,135
Income before income taxes (1)	229,380	146,343
Provision for income taxes (1)	(71,193)	(45,369)
Net income (1)	$158,187	$100,974

Net income per share:
Basic	$0.60	$0.39

Diluted (1,3)	$0.57	$0.37

Weighted average shares outstanding:
Basic	263,476	259,709

Diluted (1,3)	279,924	276,809

(1)                                  For the three months ended March 31, 2007, in accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock compensation expense totaling $(40,707)K, of which $(5,896)K were charged to cost of products and services sold, $(22,499)K were charged to selling, general and administrative expense and $(12,312)K were charged to research and development expense.  In addition, we recorded $12,432K of related tax benefits.  For the three months ended March 31, 2006, we recorded pre-tax charges for stock compensation expense totaling $(32,607)K, of which $(2,303)K were charged to cost of products and services sold, $(19,447)K were charged to selling, general and administrative expense and $(10,857)K were charged to research and development expense.  In addition, we recorded $10,348K of related tax benefits.  Diluted earnings per share and diluted weighted average shares outstanding for both the three months ended March 31, 2007 and 2006 were computed in accordance with the provisions of FAS123R.

(2)                                  For the three months ended March 31, 2007, includes a pre-tax gain of $10,848K on the sale of our entire investment in the common stock of Therapeutic Human Polyclonals Inc., which had a zero cost basis.

(3)                                  Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average Shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million net of tax, for both the three months ended March 31, 2007 and 2006 have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)
Condensed Consolidated Balance Sheets	March 31,	December 31,
(Unaudited, amounts in thousands)	2007	2006

Cash and all marketable securities	$1,450,123	$1,285,604
Other current assets	1,436,071	1,377,437
Property, plant and equipment, net	1,670,849	1,610,593
Intangibles, net	2,756,036	2,790,819
Other assets	161,595	126,735
Total assets	$7,474,674	$7,191,188

Current liabilities	$660,681	$651,439
Noncurrent liabilities	866,893	879,038
Stockholders’ equity	5,947,100	5,660,711
Total liabilities and stockholders’ equity	$7,474,674	$7,191,188

GENZYME CORPORATION (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q1-07
						vs.
						Q1-06			YTD
	Q1-06	Q2-06	Q3-06	Q4-06	Q1-07	% B/(W)	FY 2005	FY 2006	3/31/07
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$118,655	$126,599	$134,722	$135,143	$137,384	16%	$417,485	$515,119	$137,384
Hectorol	18,904	22,412	25,482	26,562	28,293	50%	34,515	93,360	28,293
Other Renal	31	(31)	—	—	—	(100%)	—	—	—
Total Renal product and service revenue	137,590	148,980	160,204	161,705	165,677	20%	452,000	608,479	165,677
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	137,590	148,980	160,204	161,705	165,677	20%	452,000	608,479	165,677

Therapeutics
Cerezyme enzyme	239,009	253,989	252,227	261,811	263,791	10%	932,322	1,007,036	263,791
Fabrazyme enzyme	80,503	89,041	93,170	96,560	100,664	25%	305,064	359,274	100,664
Thyrogen hormone	22,993	23,723	22,396	24,575	26,338	15%	77,740	93,687	26,338
Myozyme enzyme	2,051	6,531	20,402	30,254	37,919	>100%	3,827	59,238	37,919
Other Therapeutics	77	78	72	183	167	100%	2,292	410	167
Total Therapeutics product and service revenue	344,633	373,362	388,267	413,383	428,879	24%	1,321,245	1,519,645	428,879
Therapeutics R&D revenue	1,000	—	—	68	638	36%	789	1,068	638
Total Therapeutics	345,633	373,362	388,267	413,451	429,517	24%	1,322,034	1,520,713	429,517

Transplant
Thymoglobulin/Lymphoglobuline	32,860	39,812	37,619	39,250	39,442	20%	127,739	149,541	39,442
Other Transplant	1,406	1,400	1,622	1,997	1,655	18%	18,143	6,425	1,655
Total Transplant product and service revenue	34,266	41,212	39,241	41,247	41,097	20%	145,882	155,966	41,097
Transplant R&D revenue	—	—	—	—	180		30	—	180
Total Transplant	34,266	41,212	39,241	41,247	41,277	20%	145,912	155,966	41,277

Biosurgery
Synvisc viscosupplementation product and services	53,263	63,590	55,930	61,075	53,596	1%	218,908	233,858	53,596
Sepra products	19,415	21,961	21,054	22,908	23,115	19%	68,171	85,338	23,115
Other Biosurgery	17,854	16,849	16,465	16,312	19,934	12%	65,953	67,480	19,934
Total Biosurgery product and service revenue	90,532	102,400	93,449	100,295	96,645	7%	353,032	386,676	96,645
Biosurgery R&D revenue	4	1	—	888	1,748	>100%	144	893	1,748
Total Biosurgery	90,536	102,401	93,449	101,183	98,393	9%	353,176	387,569	98,393

Genetics
Genetic Testing	57,452	61,041	61,360	61,004	66,158	15%	222,328	240,857	66,158
Total Genetics product and service revenue	57,452	61,041	61,360	61,004	66,158	15%	222,328	240,857	66,158
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	57,452	61,041	61,360	61,004	66,158	15%	222,328	240,857	66,158

Other
Other product and service revenue	61,684	62,752	62,863	70,605	75,615	23%	220,195	257,904	75,615
Other R&D revenue	3,681	3,608	3,190	5,046	6,546	78%	19,197	15,525	6,546
Total Other	65,365	66,360	66,053	75,651	82,161	26%	239,392	273,429	82,161
Total revenues	$730,842	$793,356	$808,574	$854,241	$883,183	21%	$2,734,842	$3,187,013	$883,183

GENZYME CORPORATION (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q1-07
						vs.
						Q1-06			YTD
	Q1-06	Q2-06	Q3-06	Q4-06	Q1-07	% B/(W)	FY 2005	FY 2006	3/31/07
Revenues:
Total product and service revenue	$726,157	$789,747	$805,384	$848,239	$874,071	20%	$2,714,682	$3,169,527	$874,071
Total R&D revenue	4,685	3,609	3,190	6,002	9,112	94%	20,160	17,486	9,112
Total revenues	730,842	793,356	808,574	854,241	883,183	21%	2,734,842	3,187,013	883,183

Total product and service gross profit (1)	559,207	604,414	620,708	649,527	671,608	20%	2,082,030	2,433,856	671,608

SG&A expense (1)	230,669	273,480	239,700	266,551	269,021	(17%)	787,839	1,010,400	269,021

R&D expense (1)	152,323	168,941	162,293	166,394	166,120	(9%)	502,657	649,951	166,120

Amortization of intangibles	52,692	52,883	50,542	53,238	50,017	5%	181,632	209,355	50,017

Purchase of in-process research and development (2)	—	—	—	552,900	—		29,200	552,900	—

Charge for impaired goodwill (3)	—	—	219,245	—	—		—	219,245	—

Operating income (loss)	128,208	112,719	(47,882)	(383,554)	195,562	53%	600,862	(190,509)	195,562

Other income (expenses):
Equity in income of equity method investments	2,246	3,854	4,530	5,075	5,612	>100%	151	15,705	5,612
Minority interest	2,446	2,750	2,545	2,677	3,912	60%	11,952	10,418	3,912
Gain (loss) on investments in equity securities (4)	7,942	66,967	128	(1,807)	12,788	61%	5,698	73,230	12,788
Other	(139)	(319)	(873)	(714)	(525)	>(100)%	(1,535)	(2,045)	(525)
Investment income	10,078	12,563	16,760	16,600	16,219	61%	31,429	56,001	16,219
Interest expense	(4,438)	(4,035)	(3,772)	(3,233)	(4,188)	6%	(19,638)	(15,478)	(4,188)

Income (loss) before income taxes (1)	146,343	194,499	(28,564)	(364,956)	229,380	57%	628,919	(52,678)	229,380

(Provision for) benefit from income taxes (1)	(45,369)	(60,002)	44,530	96,722	(71,193)	(57%)	(187,430)	35,881	(71,193)

Net income (loss) (1)	$100,974	$134,497	$15,966	$(268,234)	$158,187	57%	$441,489	$(16,797)	$158,187

Net income (loss) per share-diluted (1,5,6)	$0.37	$0.49	$0.06	$(1.02)	$0.57	54%	$1.65	$(0.06)	$0.57

Weighted average shares outstanding-diluted (1,5,6)	276,809	276,312	278,271	262,803	279,924	1%	272,224	261,124	279,924

GENZYME CORPORATION (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q1-06	Q2-06	Q3-06	Q4-06	Q1-07	FY 2005	FY 2006	3/31/07

Total product and service revenue	$726,157	$789,747	$805,384	$848,239	$874,071	$2,714,682	$3,169,527	$874,071
As a% of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	16%	16%	17%	16%	16%	15%	16%	16%
Hectorol	3%	3%	3%	3%	3%	1%	3%	3%
Cerezyme enzyme	33%	32%	31%	31%	30%	34%	32%	30%
Fabrazyme enzyme	11%	11%	11%	11%	12%	11%	11%	12%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Myozyme enzyme	0%	1%	3%	3%	4%	0%	2%	4%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	5%	5%	5%	5%	5%
Synvisc viscosupplementation product and services	7%	8%	7%	7%	6%	8%	7%	6%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetics testing	8%	8%	8%	7%	7%	8%	8%	7%
Other	11%	10%	10%	11%	11%	11%	10%	11%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	77%	77%	77%	77%	77%	77%	77%	77%

Total revenues	$730,842	$793,356	$808,574	$854,241	$883,183	$2,734,842	$3,187,013	$883,183

SG&A expense as a% of total revenue	32%	34%	30%	31%	30%	29%	32%	30%
R&D expense as a% of total revenue	21%	21%	20%	19%	19%	18%	20%	19%
Operating income (loss) as a% of total revenue	18%	14%	(6%)	(45%)	22%	22%	(6%)	22%

(Provision for) benefit from income taxes as a% of profit (loss) before tax	31%	31%	156%	27%	31%	30%	68%	31%

Condensed Consolidated Balance Sheet Information:	3/31/06	06/30/06	09/30/06	12/31/06	3/31/07	12/31/05	12/31/06	3/31/07
Cash and all marketable securities	$1,201,083	$1,358,240	$1,675,599	$1,285,604	$1,450,123	$1,089,102	$1,285,604	$1,450,123
Other current assets (7)	1,212,392	1,392,290	1,319,235	1,377,437	1,436,071	1,179,093	1,377,437	1,436,071
Property, plant and equipment, net	1,370,274	1,458,222	1,513,632	1,610,593	1,670,849	1,320,813	1,610,593	1,670,849
Intangibles, net (3)	3,045,680	3,028,777	2,773,653	2,790,819	2,756,036	3,078,461	2,790,819	2,756,036
Other assets	198,497	135,342	142,919	126,735	161,595	211,396	126,735	161,595
Total assets	$7,027,926	$7,372,871	$7,425,038	$7,191,188	$7,474,674	$6,878,865	$7,191,188	$7,474,674

Current liabilities	$515,895	$616,632	$552,091	$651,439	$660,681	$550,023	$651,439	$660,681
Noncurrent liabilities	1,159,522	1,111,591	1,088,114	879,038	866,893	1,178,975	879,038	866,893
Stockholders’ equity	5,352,509	5,644,648	5,784,833	5,660,711	5,947,100	5,149,867	5,660,711	5,947,100
Total liabilities and stockholders’ equity	$7,027,926	$7,372,871	$7,425,038	$7,191,188	$7,474,674	$6,878,865	$7,191,188	$7,474,674

Notes:

(1)                                  Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the three months ended March 31, 2007 and for the year ended December 31, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock-based compensation and related tax benefits of:

						YTD
	Q1-07	Q1-06	Q2-06	Q3-06	Q4-06	12/31/06
Cost of products and services sold	$(5,896)	$(2,303)	$(4,927)	$(5,663)	$(8,537)	$(21,430)
Selling, general and administrative expense	(22,499)	(19,447)	(52,692)	(24,421)	(25,262)	(121,822)
Research and development expense	(12,312)	(10,857)	(25,269)	(14,556)	(14,566)	(65,248)
Total pre-tax charges for stock compensation expense	(40,707)	(32,607)	(82,888)	(44,640)	(48,365)	(208,500)
Tax benefit	12,432	10,348	27,577	14,312	14,094	66,331
Stock compensation charges, net of tax	$(28,275)	$(22,259)	$(55,311)	$(30,328)	$(34,271)	$(142,169)

                                                Diluted earnings per share and diluted weighted average shares outstanding for the three months ended March 31, 2007 and for the year ended December 31, 2006 were computed according to the provisions of FAS 123R.

(2)                                  Includes charges for the purchase of in-process research and development of $(552,900)K related to our acquisition of AnorMED Inc. in November 2006, $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(3)                                  Represents the write off of the goodwill related to our Genetics reporting unit.  In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment.  Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(4)                                  Includes pre-tax gains of $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007 which had a zero cost-basis, and $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(5)                                  All periods, except the three months and the year ended December 31, 2006 include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

                                                For the three months and the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss for each of those periods.

(6)                                  All periods, except the three months and the year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(7)                                  As of June 30, 2006, includes net proceeds receivable of $98,977K related to the portion of our investment in the common stock of Cambridge Antibody Technology Group plc that was liquidated in June 2006.  We received these net proceeds in July 2006.

Genzyme Guidance

Adjusted April 25, 2007

	Low	High
GENZ GAAP EPS	$2.08	$2.18
GAIN ON INVESTMENT EQUITY SECURITIES	approx.	$(0.03)
AMORTIZATION	approx.	$0.49
FAS 123 EXPENSE	approx.	$0.58
CONTINGENT CONVERTIBLE DEBT	approx.	$0.08
*GENZ NON-GAAP EPS	$3.20	$3.30

**WTD AVERAGE SHARES O/S	272	275

This financial guidance, which is provided as part of a press releases dated April 25, 2007, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

* Non-GAAP EPS excludes the impact of amortization, one-time events, FAS 123 expense and EITF 04-08.

** WTD Average Shares Outstanding excludes the impact of EITF 04-08.